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                                                                   EXHIBIT 10.15
[LOGO] digex
                 An Intermedia
        Communications Company



         July 9, 1999


         Ms. Rebecca Ward
         259 Bridge Street,
         South Hamilton,
         MA 01982-1405


         Dear Rebecca:

         On behalf of Digex Incorporated, I am pleased to offer you the position President, Product Management, Engineering and Marketing Group of Digex, reporting to me, Chief Executive Officer. In this role you will also be an Officer of Digex, Inc. This position is based in our facility in the Beltsville, Maryland Campus.

         COMPENSATION
         In this position, your annual base salary will be $200,000. (Based on 52 weeks of service). You will also be entitled to participate in the Digex Management Incentive Plan as a Tier II participant, (50% of Base Pay Bonus at 100% Corporate Target achievement). The Incentive would be prorated on the base pay received during the current fiscal calendar year. Future salary increases will be in accordance with Digex Company Policy.

         SIGN ON BONUS
         To facilitate your transition to Digex, we are pleased to offer you in addition to the relocation assistance, a Start-Up Bonus of $100,000. 50% of this bonus will be paid upon starting and 50% after six months of employment.

         STOCKS
         This offer includes a stock option grant of 50,000 shares of Intermedia contingent upon approval by the Compensation Committee of the Board of Directors. Vesting of the award will begin with the approval of the grant and will continue in monthly increments of 1/60th over a five-year period. (Vesting of this option award will commence on the day the option is granted and vest over a five-year period at 1/60th per month.) The option price of the award will be the closing market price of Intermedia Communications Inc. common stock on the date that the grant is approved. Details will be provided in your Grant Agreement upon approval by the Board of Directors.

         If and when Digex becomes a public company, you will be granted Digex Stock Options equal to 125,000 shares at $5.00 and 125,000 shares at the initial public offering price of those shares. Details will be provided in attached Grant Agreement.

   One Digex Plaza, Beltsville, MD 20705  Phone 301.847.5000  800.969.9090
                                 www.digex.net

[LOGO] digex
                 An Intermedia
        Communications Company


        July 9, 1999
        Ms. Rebecca Ward

        SEVERANCE
        Upon termination of employment for reason other than for cause you will be entitled to receive the equivalent amount of your base pay for the period remaining to January 1, 2001 or a 12 months period whichever is longer.

        RELOCATION
        To facilitate your transition to Digex, we are pleased to offer you relocation assistance. The attached appendix Relocation Handbook - Plan 1-H will outline the relocation assistance provided by Digex. This will include up to six months of temporary living assistance.

        All relocation and temporary housing expense payments will be forgiven over a 12-month period, at a rate of 1/12 per month, commencing on the date of transfer. Voluntary separation prior to the completion of this 12-month period will create a debt to the Company for expenses incurred that exceed the forgiven amount. Please contact Jamie Starr, Human Resources, at (301) 847-2491 to discuss the administration of your relocation program through Prudential Relocation.

        BENEFITS
        As an employee of Digex you will be entitled to all employee benefits:
        Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Jamie Starr, HR Generalist, (301) 847-2491.

        This offer is contingent on the following:
        . Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.
        . This offer is contingent upon proof that you are legally authorized to work in the United States per Immigration Reform Act of 1986 (see attachment A).

        Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by July 12th 1999. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.



        July 9, 1999
        Ms. Rebecca Ward

   One Digex Plaza, Beltsville, MD 20705  Phone 301.847.5000  800.969.9090
                                 www.digex.net

[LOGO] digex
                 An Intermedia
        Communications Company




   If you have any questions or need additional information, please feel free to call me at (301) 847-2455 or home (301) 581-2480. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

   Sincerely yours,



   Mark Shull
   Chief Executive Officer, Digex

   cc:   D. Ruberg

   Encl.
                                  /s/ Rebecca Ward               7/9/99
                                 ---------------------------  -------------
                                   Accepted: Rebecca Ward       Date:

   One Digex Plaza, Beltsville, MD 20705  Phone 301.847.5000  800.969.9090
                                 www.digex.net

[LOGO] digex
                 An Intermedia
        Communications Company

                                             July 9, 1999




    Ms. Rebecca Ward
    One Digex Plaza
    Beltsville, Maryland 20705


    Dear Rebecca:

                 This will confirm the changes we have agreed upon in your employment arrangement with Digex as follows:

                 (a) Your title is President, Product Management, Engineering and Marketing Group of Digex.

                 (b) Your Intermedia stock options will continue in full force and effect following consummation of the initial public offering of Digex common stock.

                 (c) The "severance" section of your offer letter relates only to a termination of your employment by Digex and does not affect the "Change of Control" clause below.

                 (d) Your Digex stock options will be granted on the effective date of the offering and will be subject to pro rata adjustment to the extent that the number of shares of Digex common stock outstanding immediately prior to consummation of the initial public offering are more or less than 40 million. The options will be exercisable as to 50% of the shares at an exercise price equal to $5.00 per share and as to the balance of the shares, at an exercise price equal to the initial public offering price. Options covering 25% of the shares will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex.

                 (e) Following the occurrence of a change of control, all unvested installments of the options will vest if your employment is terminated by Digex (other than for cause as defined herein) or, if earlier, one year following the date of occurrence of the change of control if you continue to be employed by Digex at that time.

   One Digex Plaza, Beltsville, MD 20705  Phone 301.847.5000  800.969.9090
                                 www.digex.net

[LOGO] digex
                 An Intermedia
        Communications Company



          For purposes of this letter:

          "Change of Control" means: the sale, exchange or transfer of common stock of Intermedia or of Digex, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) of Intermedia or of Digex in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis)) or an event involving the sale or merger of Intermedia or of Digex or their respective assets which results in the holders of shares of common stock immediately prior to the occurrence of such sale or merger holding less than a majority of the outstanding shares of common stock immediately thereafter.

          "Cause" means: (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on Intermedia's or Digex's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud,
          (iii) your material failure to reasonably perform your duties for Digex or (iv) your willful failure to perform or abide by any lawful directions or instructions of Digex consistent with your capacity as a senior executive of Digex.

          Except as amended hereby, the terms of your original offer letter continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at will status of your continued employment by Digex.


                                       DIGEX, INCORPORATED



                                       By: /s/  Mark Shull
                                          ------------------------------------
                                          Mark Shull, President and Chief
                                             Executive Officer



Agreement with terms
of letter confirmed:

 /s/  Rebecca Ward
-------------------------
Rebecca Ward

   One Digex Plaza, Beltsville, MD 20705  Phone 301.847.5000  800.969.9090
                                 www.digex.net